UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Definitive Proxy Statement

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The Simply Good Foods Company

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THE SIMPLY GOOD FOODS COMPANY
1225 17TH Street, Suite 1000
Denver, CO 80202
SUPPLEMENT
TO THE
PROXY STATEMENT DATED DECEMBER 8, 2022 FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JANUARY 19, 2023
January 10, 2023
This supplement (the “Supplement”) to the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2022 in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of The Simply Good Foods Company (“Simply Good Foods,” “we,” “us,” or “our”) to be voted at the Annual Meeting of Stockholders to be held on January 19, 2023 at 9:00 am (ET) via the internet at virtualshareholdermeeting.com/SMPL2023, or any adjournment or postponements thereof (the “Annual Meeting”) is being furnished to you, our stockholders, to supplement certain information in the Proxy Statement.
Effective January 9, 2023, James M. Kilts, our Chairman of the Board and a nominee for re-election to our Board at the Annual Meeting, stepped down as Co-Chief Executive Officer of Conyers Park III Acquisition Corp., a special purpose acquisition company.
David J. West, our Vice Chairman of the Board and a nominee for re-election to our Board at the Annual Meeting, now serves as the sole Chief Executive Officer of Conyers Park III Acquisition Corp.
Updated versions of Mr. Kilts’ and Mr. West’s biographies to reflect the changes are included below.
Except as specifically supplemented or amended by the information contained in this Supplement, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.
This Supplement does not provide all of the information that is important to your decision in voting at the Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to our stockholders.
If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 77 of the Proxy Statement for instructions on how to do so.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, Supplement and Annual Report to Stockholders are available at www.proxyvote.com.

James M. Kilts
Age: 74 Director Since: 2017 Independent Director	Current Position: Chairman of the Board and Founding Partner of Centerview Capital Consumer Committee(s): Nominating & Corporate Governance

EXPERIENCE
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James M. Kilts is a renowned leader in the consumer industry, with over 40 years of experience leading a range of companies and iconic brands. Mr. Kilts has served as our Chairman of the Board of Directors since July 2017.

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Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Mr. Kilts is also serving in a special advisory role to the Board of Directors of Conyers Park III Acquisition Corp. Mr. Kilts was previously C0-CEO of Conyers Park III Acquisition Corp. from August 2021 until January 9, 2023.

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Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of The Gillette Company (“Gillette”) from 2001 until it merged with P&G in 2005; at that time, he became Vice Chairman of the Board of P&G. Before Mr. Kilts joined Gillette, the company’s sales had been flat for 4 years, and it had missed earnings estimates for 14 consecutive quarters. Mr. Kilts took steps to rebuild the management team, cut costs and reinvest the savings in innovation and marketing. During his tenure as Chief Executive Officer, Mr. Kilts oversaw the creation of approximately $30 billion in equity value for Gillette’s public shareholders. Gillette’s share price appreciated 110% during Mr. Kilts’ tenure, while the S&P 500 declined 3% over the same time period. Under Mr. Kilts’ leadership, Gillette rejoined the top ranks of consumer products companies as sales increased an average of 9% each year. The Harvard Business Review cited Mr. Kilts’ leadership as the driving force behind Gillette’s turnaround.

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Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000.

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Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada, and Senior Vice President of Kraft International.

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Mr. Kilts began his career with General Foods Corporation in 1970.

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Owing to Mr. Kilts’ successes across the consumer industry, numerous companies seek his business expertise and advice.

PARTICIPATION ON OTHER BOARDS
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Mr. Kilts is currently a member of the Board of Directors of Viatris Inc. since November 2020 and Lead Director of Advantage Solutions Inc. since October 2020.

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Mr. Kilts was a member of the Board of Directors of MetLife, Inc., (from 2005 until June 2020), Pfizer Inc. (from 2007 until November 2020), Unifi Inc. (from April 2016 until July 2022), Non-Executive Director of the Board of Nielsen Holdings PLC (from 2006 until 2017), Chairman of the Board of Nielsen Holdings PLC (from January 2011 until December 2013) and Chairman of the Nielsen Company B.V. (from 2009 until 2014).

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Mr. Kilts was also previously a member of the Board of Directors of Conyers Park II Acquisition Corp. from July 2019 until October 2020, Big Heart Pet Brands (formerly a division of Del Monte Foods) from March 2011 to March 2015 (during which time he served as Chairman), MeadWestvaco from 2006 to April 2014, The New York Times Company from 2005 to 2008, May Department Stores from 1998 to 2005, Whirlpool Corporation from 1999 to 2005, Grocery Manufacturers Association (during which time he served as Chairman) from 2003 to 2005, and Delta Airlines from 2002 to 2004.

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Mr. Kilts was a director of Conyers Park Acquisition Corp. from July 2016 to July 2017.

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Mr. Kilts is a Trustee of the University of Chicago and Founder of the Kilts Center for Marketing at the University of Chicago Booth School of Business.

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Mr. Kilts is also a former member of Citigroup’s International Advisory Board.

EDUCATION • Mr. Kilts received a bachelor’s degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago.

REASONS FOR NOMINATION
We believe Mr. Kilts’ deep and extensive consumer industry background, coupled with broad operational, marketing and transactional experience as described in detail above, make him well qualified to serve as a director.

2023 Proxy Statement    2

David J. West
Age: 59 Director Since: 2017 Independent Director	Current Position: Vice Chairman of the Board and Partner of Centerview Capital Consumer Committee(s): Compensation

EXPERIENCE
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David J. West is an established leader in the consumer industry, with 30 years of experience leading a range of companies and well-known brands. Mr. West has served as our Vice Chairman of the Board since July 2017.

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Mr. West became a partner of Centerview Capital Consumer in May 2016.

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From January 9, 2023, Mr. West is the Chief Executive Officer of Conyers Park III Acquisition Corp. From April 2016 to July 2017, Mr. West served as the Chief Executive Officer of Conyers Park Acquisition Corp., served as CEO of Conyers Park II Acquisition Corp. from July 2019 until October 2020 and was initially Co-Chief Executive Officer of Conyers Park III Acquisition Corp. from March 2021 until January 9, 2023.

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Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world’s largest pure-play pet food and treats companies whose brands included Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk-Bone Brushing Chews®, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods’ Consumer Products business and changed the company’s name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J.M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016.

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Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West’s leadership, Hershey enjoyed strong profits, net sales growth and shareholder returns, and was recognized as one of the World’s 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West’s tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. During Mr. West’s tenure as Chief Executive Officer, public shareholders of Hershey experienced more than $5 billion of equity value creation. Hershey’s share price appreciated 68% during this time, while the S&P 500 grew 0%. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco’s strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts’ tenure as Chief Executive Officer.

PARTICIPATION ON OTHER BOARDS
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Mr. West has been a member of the Board of Directors of Advantage Solutions Inc. since October 2020 and Conyers Park III Acquisition Corp., Inc, since August 2021.

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Mr. West was a director of Conyers Park Acquisition Corp. from July 2016 to July 2017.

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Mr. West was a member of the Board of Directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014, Big Heart Pet Brands from 2014 to 2015, and The J.M. Smucker Company from 2015 to 2016.

EDUCATION • Mr. West received a Bachelor of Science, cum laude, in Business Administration from Bucknell University.

REASONS FOR NOMINATION
We believe Mr. West’s deep consumer industry background, coupled with broad operational, marketing and transactional experience as described in detail above, make him well qualified to serve as a director.

3    2023 Proxy Statement